 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Rule 14a-101)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a−6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NEXCEN BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/Stephanie Rich
FD
(212) 850-5600

Leading Proxy Advisory Firm, ISS,
Recommends NexCen Brands Shareholders
Vote “FOR” Proposed Asset Sale

NEW YORK – July 12, 2010 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today announced that RiskMetrics Group’s ISS Proxy Advisory Services (“ISS”), a leading proxy advisory firm, recommends that NexCen Brands’ shareholders vote “FOR” the sale of its franchise business to an affiliate of Levine Leichtman Capital Partners (“LLCP”), as well as “FOR” the additional proposals in the Company’s June 11, 2010 proxy statement to adopt the plan of liquidation for NexCen Brands, reduce the number of shares of the Company’s authorized common stock, and permit adjournment of the Special Meeting (if necessary).  The analyses and recommendations of ISS are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

David S. Oros, Chairman of Board of Directors of NexCen Brands, Inc., stated, “ISS’ recommendation reaffirms our belief that the proposed sale of our business to an affiliate of LLCP represents the most favorable option for all of our stakeholders.  This transaction provides for the opportunity to achieve value for our shareholders.  We look forward to closing the transaction and urge NexCen Brands’ shareholders to vote “FOR” all four of the proposals.”

In recommending that NexCen shareholders vote “FOR” the asset sale and other proposals on the agenda, ISS concluded its analysis by stating that “non-approval of the liquidation transaction would likely result in foreclosure of NexCen's assets by its creditors or bankruptcy, both of which would wipe out shareholder value.  Therefore, the asset sale and liquidation transaction is preferable.”*

As previously announced, under the terms of the sale agreement, LLCP’s affiliate, Global Franchise Group, LLC, will acquire the subsidiaries of NexCen Brands that own the franchise business assets, the Company’s franchise management operations in Norcross, Georgia, and its manufacturing facility in Atlanta, Georgia.  As set forth in the Company’s proxy statement, NexCen estimates that, assuming that the asset sale is completed on its current terms and the Company is dissolved, the cash proceeds ultimately available for distribution to the holders of NexCen common stock will be between $0.12 and $0.16 per share of common stock; however, NexCen is unable to predict the exact amount, nature and timing of any distributions to its shareholders.  Closing of the sale is subject to various conditions, including approval of the shareholders of NexCen Brands. The transaction is expected to close promptly following the receipt of shareholder approval.  Shareholders of record as of the close of business on June 4, 2010 are entitled to vote at the Company’s July 29, 2010 Special Meeting of Stockholders.

NexCen urges shareholders to follow the ISS recommendation by voting “FOR” each of the proposals on the Company’s proxy card today.  Shareholders who have questions about the asset sale or that need assistance voting their shares should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3488.

* Permission to use quotations from the ISS report was neither sought nor obtained.

About NexCen Brands
NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF® and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Additional Information and Where to Find It
NexCen urges investors and shareholders to read the proxy statement, which discusses in more detail the proposals to be considered at the special meeting of shareholders.  NexCen filed the proxy statement with the Securities and Exchange Commission (SEC) on June 11, 2010, and mailed the proxy statement on June 14, 2010 to holders of NexCen common stock identified as of June 4, 2010, which is the notice record date for the special meeting.  You can obtain free copies of NexCen’s proxy statement and all other documents filed with the SEC at the SEC’s website at www.sec.gov or from NexCen’s website at www.nexcenbrands.com under the tab “Investor Relations” and then under the item “SEC Filings.”

Forward-Looking Statement Disclosure
This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the Company’s estimate of the amount expected to be available for distribution to shareholders.  When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  Actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) we may not complete the transaction on the negotiated terms, within the expected timeframe or at all; (2) we may not obtain the approval of transaction or the plan of dissolution by our shareholders; (3) we may not satisfy conditions required to close the transaction; (4) transaction fees and costs, the amount of any price adjustment under the transaction agreement, contingent and unknown liabilities, the costs and timing of a wind-down process and other factors within and outside of our control may adversely affect the amount and timing of any distribution to our shareholders; and (5) other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.